Exhibit 99.1

For Immediate Release

LightPath Technologies Reports 117% Increase in Operating Income for Fiscal 2017 Fourth Quarter Financial Results

Revenue Increases 90% While Continuing to Focus on Global Market Penetration

ORLANDO, FL – September 14, 2017 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2017 fourth quarter and twelve months ended June 30, 2017. The results are in line with the preliminary results issued on August 10, 2017.

Fiscal 2017 Fourth Quarter and Full Year Highlights:

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Revenue for the fourth quarter of fiscal 2017 increased 90% to $9.0 million, as compared to $4.7 million for the fourth quarter of fiscal 2016. Revenue increased to $28.4 million in fiscal 2017 compared to $17.3 million in fiscal 2016, an increase of 64%.
●
Total costs and expenses as a percentage of revenue continues to decline, improving to 36% in the fourth quarter of fiscal 2017, as compared to 41% in the fourth quarter last year.
●
Operating income for the fourth quarter of fiscal 2017 was $1.1 million, an increase of 117% as compared to $522,000 for the fourth quarter of fiscal 2016. Fiscal 2017 operating income was $4.2 million, compared to $2.0 million in fiscal 2016.
●
The fourth quarter and year of fiscal 2017 includes a benefit of $5.4 million for an adjustment to the valuation allowance on our deferred tax assets. Previously, our net operating losses (“NOLs”) had a full valuation allowance. Deferred tax impacts from the acquisition of ISP Optics Corporation (“ISP”) resulted in an adjustment to the valuation allowance on our deferred tax assets.
●
Net income for the fourth quarter of fiscal 2017 was $6.4 million, as compared to $331,000 for the fourth quarter of fiscal 2016. Net income for fiscal 2017 was $7.7 million, as compared to $1.4 million in fiscal 2016.
●
Adjusted net income* for the fourth quarter of fiscal 2017, which excludes the non-cash income or expense related to the change in fair value of the Company’s warrant liability, was $6.4 million, as compared to $359,000 for the fourth quarter of fiscal 2016. For fiscal 2017, adjusted net income* was $8.2 million, compared to $1.5 million in the prior fiscal year.
●
EBITDA* for the fourth quarter of fiscal 2017 was approximately $2.3 million, as compared to approximately $646,000 in the fourth quarter of fiscal 2016. EBITDA* for fiscal 2017 was approximately $5.9 million, compared to approximately $2.5 million in fiscal 2016.
●
Adjusted EBITDA*, which excludes the non-cash income or expense related to the change in fair value of the Company’s warrant liability, was $2.3 million in the fourth quarter of fiscal 2017, an increase of 243%, as compared with $673,000 in the fourth quarter of fiscal 2016. For fiscal 2017, adjusted EBITDA* was approximately $6.3 million, compared to approximately $2.6 million for fiscal 2016.
●
12-month backlog was approximately $9.3 million at June 30, 2017, as compared to $6.6 million at June 30, 2016.

*This press release includes references to earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, and gross margin, all of which are non-GAAP financial measures. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that certain non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. A reconciliation of GAAP to non-GAAP results is provided in this press release in the accompanying tables. A more complete explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Management Comments

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, “LightPath completed fiscal 2017 with very strong fourth quarter financial results. We delivered significant growth in key performance metrics, including revenue, earnings per share, adjusted EBITDA, and cash flow.”

“Management’s imperatives to improve profitability and cash flow through top line growth and operating leverage resulted in meaningful increases in adjusted EBITDA margin. This margin, which excludes the non-cash warrant liability impact, improved to 26% in the fourth quarter of fiscal 2017, compared to 14% in the fourth quarter of fiscal 2016. For the year, our adjusted EBITDA margin was 22%, a 51% improvement over fiscal 2016. At the end of fiscal 2017, our cash balance was $8.1 million, an increase of 178% from the end of the prior fiscal year. Our goal is to grow responsibly through the diversification of our business lines – whether through organic growth or acquisitions – and effectively manage our costs to drive long-term value for our stockholders. As we reflect on the past year, we are encouraged by the outlook for fiscal 2018.”

Mr. Gaynor continued, “We experienced strong demand for our industrial tool, telecommunications/data communications and defense products in the fourth quarter of fiscal 2017. Total bookings were 21% higher in the fourth quarter of fiscal 2017 compared to the third quarter of fiscal 2017, and 66% higher than the fourth quarter of last year. Amid this growth, our overall backlog decreased from the end of the third quarter, as we continued to ship products against some large annual contracts and improved manufacturing efficiencies and yields. As these annual contracts renew, we expect our backlog will increase commensurately, which will be further bolstered by new orders generated from our accelerated sales and marketing initiatives.”

“Our underlying business remains robust for fiscal 2018 despite some short-term weakness with specific customers in the telecommunications industry due to inventory builds in China and the United States. Based on our sales pipeline, the drivers of the secular growth for telecommunications products, which represented 13% of our consolidated revenues in fiscal 2017, remain intact as we look out through the end of the fiscal year. We are pursuing an increasing number of projects from current and new customers pertaining to data center expansion, Internet-of-Things applications, emerging world growth, metro core upgrades, and video/data transmission. We continue to work with OEMs, including many of our largest customers, on next generation products. In other areas of our operations, the integration of the ISP business continues to proceed as planned. With the completion of the second full quarter following the acquisition of ISP, we are seeing the benefit of larger scale and improved operating leverage. We have also increased our product development efforts, both independently and jointly with our customers, in the areas of sensing technology, spectrographic instruments and advanced driver assistance systems. While we will have more to say in the months ahead on these very interesting initiatives, we are working in these high growth areas both independently and jointly with our customers. To this end, during fiscal 2017, we generated $1.6 million in free cash flow, which is operating cash flow less cash payments for interest, income taxes, debt payments and capital expenditures, while also investing in our facilities and equipment to ensure we are well positioned to take full advantage of these growth opportunities.”

Financial Results for Three Months Ended June 30, 2017 Compared to the Three Months Ended June 30, 2016

Revenue for the fourth quarter of fiscal 2017 was approximately $9.0 million, an increase of approximately $4.3 million, or 90%, as compared to the same period of the prior fiscal year. The increase from the fourth quarter of the prior fiscal year is attributable to an approximately $3.5 million increase, or 544%, in revenues generated by infrared products, primarily attributable to (i) ISP, (ii) an approximately $550,000 increase, or 40%, in sales of high volume precision molded optics (“HVPMO”) lenses primarily attributed to the telecommunications and data communications industry, including next generation products and industrial tools, and (iii) an approximately $318,000 increase, or 17%, in sales of low volume precision molded optics (“LVPMO”) lenses primarily attributed to applications for position sensors, which increases were partially offset by an approximately $84,000 decrease, or 12%, in revenues from specialty products. The decrease in revenues generated by the specialty products group was primarily due to a slow-down in orders from one of our defense customers who experienced reduced demand for its products.

Gross margin in the fourth quarter of fiscal 2017 was $4.4 million, an increase of 77% as compared to $2.5 million in the prior year period. Gross margin as a percentage of revenue was 48% for the fourth quarter of fiscal 2017, compared to 52% for the fourth quarter of fiscal 2016. The change in gross margin as a percentage of revenue is primarily attributable to the inclusion of revenues generated by ISP, and the associated cost of sales. Total cost of sales was approximately $4.6 million for the fourth quarter of fiscal 2017, an increase of approximately $2.4 million as compared to the same period of the prior fiscal year. This increase in total cost of sales is entirely due to the increase in volume of sales, primarily as a result of the acquisition of ISP.

During the fourth quarter of fiscal 2017, total costs and expenses were approximately $3.2 million, an increase of approximately $1.3 million compared to the same period of the prior fiscal year. The increase was primarily due to: (i) a $1.2 million increase in expenses related to the acquisition and integration of ISP, including the amortization of intangibles, wages, professional fees, and travel expenses, and (ii) an approximately $88,000 increase in research and development expenses.

In the fourth quarter of fiscal 2017, the Company recognized non-cash expense of approximately $10,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. In the fourth quarter of fiscal 2016, the Company recognized non-cash expense of approximately $27,000 related to the change in the fair value of these warrants. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and the assumptions on when the warrants will be exercised. The likelihood of exercise increases as the expiration date of the warrant approaches. The warrants have a five-year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Income tax expense was a benefit of approximately $5.2 million in the fourth quarter of fiscal 2017, a decrease of $5.2 million compared to the fourth quarter of fiscal 2016. The Company has NOL carry forward benefits of $86 million against net income as reported on a consolidated basis in the United States. The NOL does not apply to taxable income from foreign subsidiaries. Previously these NOLs have had a full valuation allowance which is now being adjusted due to the deferred tax impacts related to deferred tax liabilities recognized in conjunction with the ISP acquisition. The decrease in income tax expense in the fourth quarter of fiscal 2017 was primarily attributable to an adjustment in the valuation allowance to the Company’s deferred taxes offset by the income taxes associated with the Company’s Chinese subsidiaries and to a lesser extent income taxes attributable to ISP’s wholly-owned subsidiary, ISP Optics Latvia, SIA (“ISP Latvia”), a limited liability company founded under the Laws of the Republic of Latvia. The Company extinguished all NOL carryforwards in China relating to its Chinese operations during fiscal 2016. Accordingly, the Company now accrues income taxes in China. Chinese subsidiaries are governed by the Income Tax Law of the People’s Republic of China, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. ISP Latvian is governed by the Law of Corporate Income Tax of Latvia, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 15% on income reported in the statutory financial statements after appropriate tax adjustments. Excluding the impact of the change in the fair value of the warrant liability, the impact of foreign translation, and the benefit for the adjustment of the valuation allowance of deferred taxes, all of which are excluded when computing taxable income, the effective tax rate was 24%.

Net income for the fourth quarter of fiscal 2017 was $6.4 million, or $0.27 per basic and $0.24 per diluted common share, which includes non-cash expense of approximately $10,000, or $0.00 per basic and diluted common share, related to the change in the fair value of the warrant liability, compared with net income of approximately $331,000, or $0.02 per basic and diluted common share, which includes non-cash income of approximately $27,000, or $0.00 per basic and diluted common share, related to the change in the fair value of the warrant liability for the same period in fiscal 2016.

Net income for the fourth quarter of fiscal 2017 was affected by increases in the following: (i) the change in the fair value of the warrant liability, (ii) amortization of intangibles, (iii) selling general and administrative (“SG&A”) expenses, (iv) interest expense, (v) income taxes and (vi) new product development costs as compared to the prior year period. Approximately 66% of the increase in SG&A expenses during the fourth quarter of fiscal 2017 was related to the acquisition of ISP.

Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability, increased to approximately $6.2 million in the fourth quarter of fiscal 2017, as compared to $359,000 in the same period of fiscal 2016. A benefit of $5.4 million in income taxes was due to a decrease in the valuation allowance recorded against our deferred tax assets, driven by the deferred tax liabilities recognized in conjunction with the acquisition of ISP.

The Company had foreign currency exchange income in the fourth quarter of fiscal 2017 due to changes in the value of the Chinese Yuan and Euro in the amount of approximately $333,000, which had a $0.01 impact on basic and diluted earnings per share, compared to foreign currency exchange expense of $149,000, which had a $0.01 impact on basic and diluted earnings per share, in the same period of the prior fiscal year.

Weighted-average basic and diluted common shares outstanding increased to 24,156,139 and 26,222,382, respectively, in the fourth quarter of fiscal 2017 from 15,590,945 and 17,097,076, respectively, in the fourth quarter of fiscal 2016. The increase was primarily due to 8 million shares of Class A common stock issued in connection with the acquisition of ISP, shares of Class A common stock issued under the 2014 Employee Stock Purchase Plan, and shares of Class A common stock issued as a result of the exercises of stock options and warrants.

EBITDA for the fourth quarter of fiscal 2017 was approximately $2.3 million compared to approximately $646,000 in the fourth quarter of fiscal 2016. The difference in EBITDA between periods was principally caused by increased revenues and operating income, partially offset by increased SG&A expenses, of which approximately $208,000 were associated with the acquisition of ISP in the prior year period. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the June 2012 warrant liability, was approximately $2.3 million in the fourth quarter of fiscal 2017, an increase of 243%, as compared with approximately $673,000 for the same period of the prior fiscal year.

Financial Results for Year Ended June 30, 2017 Compared to the Year Ended June 30, 2016

Revenue for fiscal 2017 was approximately $28.4 million, an increase of approximately $11.1 million, or 64%, as compared to the same period of the prior fiscal year. The increase from the prior fiscal year is attributable to an approximately $7.6 million increase, or 437%, in revenues generated primarily by sales of ISP’s infrared lenses, an approximately $3.7 million increase, or 93%, in revenues generated by sales of HVPMO lenses, and an approximately $1.2 million increase, or 17%, in revenues generated by sales of LVPMO lenses, partially offset by an approximately $1.3 million decrease, or 35%, in revenues from specialty products and an approximately $162,000 decrease or 29% decrease in revenues from NRE projects. The decrease in revenues generated by the specialty products group was due to the absence of approximately $1.0 million of revenues generated in fiscal 2016 due to completion of the project for custom fiber collimator assemblies. This specific product technology was transferred to the customer pursuant to a license agreement entered into in fiscal 2015.

Gross margin as a percentage of revenue in fiscal 2017 was 52%, compared to 54% in fiscal 2016. Gross profit in fiscal 2017 was $14.7 million, compared to $9.3 million in the prior year period, an increase of 58%. Total cost of sales was approximately $13.6 million for fiscal 2017, an increase of approximately $5.7 million compared to the same period of the prior fiscal year. The 71% increase in cost of sales was entirely due to the increased volume largely due to the acquisition of ISP.

During fiscal 2017, total costs and expenses were approximately $10.6 million, an increase of approximately $3.3 million compared to the same period of the prior fiscal year. The increase was primarily due to: (i) a $2.9 million increase in expenses related to the acquisition and integration of ISP, including the amortization of intangibles, wages, professional fees, and travel expenses, (ii) $104,000 increase in expenses for trade shows, and (iii) a $253,000 increase for other expenses.

In fiscal 2017, the Company recognized non-cash expense of approximately $468,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. In fiscal 2016, the Company recognized non-cash expense of approximately $52,000 related to the change in the fair value of these warrants. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of our Class A common stock for the period being reported and the assumptions on when the warrants will be exercised. The likelihood of exercise increases as the expiration date of the warrant approaches. The warrants have a five-year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Income tax benefit was approximately $4.4 million in fiscal 2017, a decrease of $4.6 million from fiscal 2016. Although the Company has NOL carry forward benefits of $86 million against net income as reported on a consolidated basis in the United States, the NOL does not apply to taxable income from foreign subsidiaries. Previously these NOLs have had a full valuation allowance which is now being adjusted due to the deferred tax impacts related to deferred tax liabilities recognized in conjunction with the ISP acquisition. The decrease in income tax expense in fiscal 2017 was primarily attributable to a benefit for the adjustment to the valuation allowance of our deferred tax assets offset by income taxes associated with the Company’s Chinese subsidiaries and to a lesser extent income taxes attributable to ISP Latvia. The Company extinguished all NOL carryforwards in China relating to its Chinese operations during fiscal 2016. Accordingly, the Company now accrues income taxes in China. Chinese subsidiaries are governed by the Income Tax Law of the People’s Republic of China, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. ISP Latvian is governed by the Law of Corporate Income Tax of Latvia, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 15% on income reported in the statutory financial statements after appropriate tax adjustments. Excluding the impact of the change in the fair value of the warrant liability, the impact of foreign translation, prior period adjustments and the benefit for the adjustment of the valuation allowance of our deferred tax assets, which are all excluded when computing taxable income, the effective tax rate was 30%.

Net income for fiscal 2017 was $7.7 million, or $0.39 per basic and $0.36 per diluted common share, which includes non-cash expense of approximately $468,000, or $0.02 per basic and diluted common share, for the change in the fair value of the warrant liability, compared with net income of approximately $1.4 million, or $0.09 per basic and $0.08 diluted common share, which includes non-cash expense of approximately $52,000, or $0.00 per basic and diluted common share, for the change in the fair value of the warrant liability for the same period in fiscal 2016.

Net income was affected by the increase in operating expenses in fiscal 2017 as compared to the prior year period, including higher SG&A expenses, new product development costs, and an approximately $445,000 increase in expenses related to the acquisition of ISP.

Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability, was approximately $8.2 million in fiscal 2017, as compared to $1.5 million in the same period of fiscal 2016.

The Company had foreign currency exchange expense in fiscal 2017 due to changes in the value of the Chinese Yuan and Euro in the amount of approximately $78,000, or$0.00 impact on basic and diluted earnings per share. This compares to foreign currency exchange income of $370,000, which had a $0.02 impact on earnings per share in the prior fiscal year.

Weighted-average basic and diluted common shares outstanding increased to 20,001,868 and 21,666,392, respectively, in fiscal 2017 from 15,401,893 and 16,875,383, respectively, in fiscal 2016. The increase was primarily due to 8 million shares of Class A common stock issued in connection with the acquisition of ISP, shares of Class A common stock issued under the 2014 Employee Stock Purchase Plan and shares of Class A common stock issued as a result of exercises of stock options and warrants.

EBITDA for fiscal 2017 was approximately $5.9 million, compared to approximately $2.5 million in fiscal 2016. The difference in EBITDA between periods was principally caused by increased revenues and operating income, partially offset by the increased SG&A costs of which approximately $445,000 were associated with the acquisition of ISP, and changes relating to non-cash income in the fair value of the June 2012 warrant liability. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the June 2012 warrant liability, was approximately $6.3 million in fiscal 2017 as compared with approximately $2.6 million for the same period of the prior fiscal year.

Cash and cash equivalents totaled approximately $8.1 million as of June 30, 2017, a 178% increase from June 30, 2016. Cash flow provided by operations was approximately $5.0 million for fiscal 2017, compared with $1.5 million in the prior year period. During fiscal 2017, the Company expended approximately $2.2 million for capital equipment, as compared to $1.1 million in the same period last year.

The current ratio as of June 30, 2017 and June 30, 2016 was 3.5 to 1. Total stockholders’ equity as of June 30, 2017 was approximately $29.8 million, a 172% increase compared to approximately $10.9 million as of June 30, 2016. The increase is largely due to our Class A common stock public offering in December 2016, in which we received net proceeds of approximately $8.7 million, and accumulated net income.

As of June 30, 2017, the Company’s 12-month backlog was $9.3 million, compared to $6.6 million as of June 30, 2016, an increase of approximately 41%, partially attributable to ISP.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to EBITDA, adjusted EBITDA, adjusted net income, and gross margin, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, the Company calculates adjusted EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, amortization, and the change in the fair value of the warrants issued in connection with the private placement in June 2012, which expire at the end of 2017.

The fair value of the warrants issued in connection with the private placement in 2012 is re-measured each reporting period until the warrants are exercised or expire. Each reporting period, the change in the fair value of these warrants is either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants has a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and is not impacted by actual operations during such period. Management believes that by excluding the change in the fair value of these warrants enhances the ability of investors to analyze and better understand the underlying business operations and performance.

The Company calculates adjusted net income by adjusting net income to exclude the change in the fair value of the warrants issued in connection with the private placement in June 2012.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, September 14 at 4:30 p.m. ET to discuss its financial and operational performance for the fourth quarter and year ended June 30, 2017.

Date: Thursday, September 14, 2017
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: http://services.choruscall.com/links/lpth170914.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through October 14, 2017. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10111266.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in New York, Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Jim Gaynor, President & CEO	Dorothy Cipolla, CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x305	Tel: 512-551-9296
jgaynor@lightpath.com	dcipolla@lightpath.com	jdarrow@darrowir.com
Web: www.lightpath.com	Web: www.lightpath.com	Web:www.darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets
(unaudited)

	June 30,	June 30,
Assets	2017	2016
Current assets:
Cash and cash equivalents	$8,085,015	$2,908,024
Trade accounts receivable, net of allowance of $7,356 and $4,598	5,890,113	3,545,871
Inventories, net	5,074,576	3,836,809
Other receivables	29,202	209,172
Prepaid expenses and other assets	641,469	652,308
Total current assets	19,720,375	11,152,184

Property and equipment, net	10,324,558	4,370,045
Intangible assets, net	10,375,053	—
Goodwill	5,854,905	—
Deferred tax assets	285,000	—
Other assets	112,323	66,964
Total assets	$46,672,214	$15,589,193
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,536,121	$1,361,914
Accrued liabilities	966,929	328,144
Accrued payroll and benefits	1,896,530	1,356,255
Loans payable, current portion	1,111,500	—
Capital lease obligation, current portion	239,332	166,454
Total current liabilities	5,750,412	3,212,767

Capital lease obligation, less current portion	142,101	178,919
Deferred rent	458,839	548,202
Deferred tax liabilities	182,349
Warrant liability	490,500	717,393
Loans payable, less current portion	9,926,844	—
Total liabilities	16,951,045	4,657,281

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
100,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
34,500,000 shares authorized; 24,215,733 and 15,590,945
shares issued and outstanding	242,157	155,909
Additional paid-in capital	225,492,252	214,661,617
Accumulated other comprehensive income	295,396	126,108
Accumulated deficit	(196,308,636)	(204,011,722)
Total stockholders’ equity	29,721,169	10,931,912
Total liabilities and stockholders’ equity	$46,672,214	$15,589,193

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Comprehensive Income
(unaudited)

	Three months ended		Year ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue, net	$9,007,380	$4,733,604	$28,367,489	$17,272,238
Cost of sales	4,640,850	2,265,489	13,648,030	7,967,728
Gross margin	4,366,530	2,468,115	14,719,459	9,304,510
Operating expenses:
Selling, general and administrative	2,460,318	1,759,100	8,651,023	6,581,218
New product development	381,995	187,437	1,235,934	668,840
Amortization of intangibles	389,138	—	693,947	—
Loss on disposal of property and equipment	1,444	(1,028)	1,444	45,037
Total costs and expenses	3,232,895	1,945,509	10,582,348	7,295,095
Operating income	1,133,635	522,606	4,137,111	2,009,415
Other income (expense):
Interest expense	(168,918)	(7,527)	(336,750)	(37,627)
Interest expense -debt costs	(38,339)	—	(76,677)	—
Change in fair value of warrant liability	(9,759)	(27,243)	(467,543)	(52,454)
Other income (expense), net	334,580	(88,148)	105,645	(305,444)
Total other income (expense), net	117,564	(122,918)	(775,325)	(395,525)
Net income before income taxes (benefit)	1,251,199	399,688	3,361,786	1,613,890
Income taxes (benefit)	(5,112,900)	68,221	(4,341,300)	199,275
Net income	$6,364,099	$331,467	$7,703,086	$1,414,615
Foreign currency translation adjustment	55,470	28,247	169,288	75,428
Comprehensive income	$6,419,569	$802,016	$7,872,374	$1,490,043

Earnngs per common share (basic)	$0.26	$0.02	$0.39	$0.09
Number of shares used in per share calculation (basic)	24,156,139	15,590,945	20,001,868	15,401,893
Earnings per common share (diluted)	$0.24	$0.02	$0.36	$0.08
Number of shares used in per share calculation (diluted)	26,222,382	17,097,076	21,666,392	16,875,383

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(unaudited)
	June 30,
	2017	2016
Cash flows from operating activities
Net income	$7,703,086	$1,414,615
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,080,439	847,990
Interest from amortization of debt costs	7,721	—
Loss on disposal of property and equipment	1,444	45,037
Stock based compensation	394,875	348,735
Bad debt expense	(29,551)	(289)
Change in fair value of warrant liability	467,543	52,454
Change in fair value of seller's note	68,955	—
Deferred rent	(89,363)	35,523
Inventory write-offs	90,268	—
Deferred tax benefit	(5,493,704)	—
Changes in operating assets and liabilities:
Trade accounts receivables	(1,042,426)	(650,753)
Other receivables	160,070	40,597
Inventories	(318,645)	(916,899)
Prepaid expenses and other assets	151,821	(415,444)
Accounts payable and accrued liabilities	846,511	724,147
Net cash provided by operating activities	4,999,044	1,525,713

Cash flows from investing activities
Purchase of property and equipment	(2,223,126)	(1,131,098)
Proceeds from sale of equipment	—	5,916
Acquisiton of ISP Optics, net of cash acquired	(11,777,336)	—
Net cash used in investing activities	(14,000,462)	(1,125,182)

Cash flows from financing activities
Proceeds from exercise of stock options	—	6,430
Proceeds from sale of common stock from employee stock purchase plan	19,632	22,903
Settlement for Class E Shares	—	(582)
Loan costs	(72,224)	—
Borrowings on loan payable	5,000,000	—
Proceeds from issuance of common stock under public equity placement	8,749,496	—
Proceeds from exercise of warrants, net of costs	705,679	391,083
Net payments on loan payable	—	(51,585)
Payments on capital lease obligations	(193,940)	(131,341)
Net cash provided by financing activities	14,208,643	236,908
Effect of exchange rate on cash and cash equivalents	(30,234)	626,665
Change in cash and cash equivalents	5,176,991	1,264,104
Cash and cash equivalents, beginning of period	2,908,024	1,643,920
Cash and cash equivalents, end of period	$8,085,015	$2,908,024

Supplemental disclosure of cash flow information:
Interest paid in cash	$334,589	$37,627
Income taxes paid	$680,055	$4,296
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	$230,000	—
Reclassification of warrant liability upon exercise	$694,436	$530,531
Derecognition of liability associated with stock option grants	$352,765	$143,125
Seller note issued to acquire ISP Optics, at fair value	$6,327,208	—

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
Years ended June 30, 2017 and 2016
(unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2015	15,235,073	$152,351	$213,222,950	$50,680	$(205,426,337)	7,999,644
Issuance of common stock for:
Exercise of warrants	313,081	3,130	388,221	—	—	391,351
Employee Stock Purchase Plan	9,906	99	22,804	—	—	22,903
Exercise of options	6,077	61	6,369	—	—	6,430
Cashless exercise of warrants	26,808	268	(536)	—	—	(268)
Settlement for Class E shares	—	—	(582)	—	—	(582)
Reclassification of warrant liability upon exercise	—	—	530,531	—	—	530,531
Stock based compensation on stock options & RSU	—	—	491,860	—	—	491,860
Foreign currency translation adjustment	—	—	—	75,428	—	75,428
Net income	—	—	—	—	1,414,615	1,414,615
Balances at June 30, 2016	15,590,945	$155,909	$214,661,617	$126,108	$(204,011,722)	$10,931,912
Issuance of common stock for:
Exercise of warrants	578,897	5,789	699,890	—	—	705,679
Employee Stock Purchase Plan	12,106	121	19,511	—	—	19,632
Exercise of RSU	33,785	338	(338)	—	—	—
Cashless exercise of warrants	—	—	—	—	—	—
Private placement of common stock	—	—	—	—	—	—
ProceedsPublic equity placement, net of costs	8,000,000	80,000	8,669,496	—	—	8,749,496
Reclassification of warrant liability upon exercise	—	—	694,436	—	—	694,436
Stock based compensation on stock options & RSU	—	—	747,640	—	—	747,640
Foreign currency translation adjustment	—	—	—	169,288	—	169,288
Net income	—	—	—	—	7,703,086	7,703,086
Balances at June 30, 2017	24,215,733	$242,157	$225,492,252	$295,396	$(196,308,636)	$29,721,169

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

	(Unaudited)
	Three months ended:		Year ended:
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income	$6,364,099	$331,467	$7,703,086	$1,414,615
Change in fair value of warrant liability	9,759	27,243	467,543	52,454
Adjusted net income	$6,373,858	$358,710	$8,170,629	$1,467,069
% of revenue	71%	8%	29%	8%

	(Unaudited)
	Three months ended:		Year ended:
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income	$6,364,099	$331,467	$7,703,086	$1,414,615
Depreciation and amortization	840,207	238,961	2,080,439	847,990
Income tax expense (benefit)	(5,112,900)	68,221	(4,341,300)	199,274
Interest expense	207,256	7,527	413,426	37,626
EBITDA	$2,298,662	$646,176	$5,855,651	$2,499,505
Change in fair value of warrant liability	9,759	27,243	467,543	52,454
Adjusted EBITDA	$2,308,421	$673,419	$6,323,194	$2,551,959
% of revenue	26%	14%	22%	15%